Exhibit 5.1

LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP

September 18, 2018

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Re:	BGC Partners, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BGC Partners, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale of an indeterminate amount of the Company’s 5.375% Senior Notes due 2019 (the “2019 Senior Notes”), 5.125% Senior Notes due 2021 (the “2021 Senior Notes”), and 5.375% Senior Notes due 2023 (the “2023 Senior Notes”) in connection with ongoing market-making transactions by and through affiliates of the Company.

The 2019 Senior Notes have been issued pursuant to a base indenture, dated as of June 26, 2012 (the “Base Indenture”), as supplemented by a supplemental indenture, dated as of December 9, 2014, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (as supplemented, the “2019 Senior Note Indenture”). The 2021 Senior Notes have been issued pursuant to the Base Indenture, as supplemented by a supplemental indenture, dated as of May 27, 2016, between the Company and the Trustee (as supplemented, the “2021 Senior Note Indenture”). The 2023 Notes have been issued pursuant to the Base Indenture, as supplemented by a supplemental indenture, dated as of July 24, 2018, between the Company and the Trustee (as supplemented, the “2023 Senior Note Indenture” and, together with the 2019 Senior Note Indenture and the 2021 Senior Note Indenture, the “Indentures”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) the Registration Statement and the prospectus included therein (the “Prospectus”), (iii) each of the Indentures, and (iv) such other documents and records as we have deemed necessary.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to the opinions expressed below, we have relied upon representations and certificates of officers of the Company and representations made by the Company in documents examined by us.

We have also assumed for purposes of the opinions expressed below that each of the Indentures has been duly authorized, executed and delivered by the Trustee; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under each of the Indentures; that each of the Indentures constitutes a legal, valid and binding obligation of the Trustee; and that each of the Indentures will be qualified under the Trust Indenture Act of 1939, as amended, upon the filing of the Registration Statement.

Based upon the foregoing, we are of the opinion that each of the 2019 Senior Notes, the 2021 Senior Notes and the 2023 Senior Notes constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

We render the foregoing opinions as members of the bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP